EXHIBIT 99.1

TPI Composites, Inc. Announces Fourth Quarter and Full Year 2020 Earnings Results – Double Digit Full Year Net Sales Growth

SCOTTSDALE, Ariz., Feb. 25, 2021 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Highlights

For the quarter ended December 31, 2020:

  Net sales of $465.6 million
  Net income of $5.2 million or $0.14 per diluted share
  EBITDA of $30.5 million
  Adjusted EBITDA of $40.8 million

For the full year 2020:

  Net sales of $1,670.1 million
  Net loss of $19.0 million or $0.54 per diluted share
  EBITDA of $52.3 million
  Adjusted EBITDA of $94.5 million
KPIs		4Q’20	4Q’19	FY'20	FY'19
	Sets[1]	988	953	3,544	3,189
	Estimated megawatts²	3,525	3,217	12,080	9,598
	Utilization[3]	92%	96%	81%	79%
	Dedicated manufacturing lines[4]	53	52	53	52
	Manufacturing lines installed[5]	55	48	55	48
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

“We finished 2020 strong with 27% growth in adjusted EBITDA in the fourth quarter of 2020 while expanding this margin by 120 basis points year-over-year to 8.8%,” said Bill Siwek, President and CEO of TPI Composites. “For the full year 2020, with the backdrop of a difficult operating environment due to COVID-19, we delivered double digit revenue and adjusted EBITDA growth. These results speak to our business model and our team’s ability to adapt and stay nimble in a dynamic macro landscape.”

“Strong long-term demand prospects for wind in the U.S. and globally, driven by economics as well as the acceleration of decarbonization initiatives, give us confidence in our global wind strategy as we continue to serve our customers in an efficient and cost-effective manner across our global manufacturing footprint.   As it relates to our transportation business, we expect there will be an increased demand for composite components and structures for electric vehicles as composite material systems can be the key material building blocks for purpose built electric vehicles. Our composite solutions are ideally suited for transportation applications because of the benefits resulting from weight reduction and therefore extended range for EVs, corrosion resistance, strength, durability, a lower upfront production investment and lower total cost of ownership for end users. The level of interest in our capabilities continues to grow and we are collaborating with our customers to develop innovative composite solutions for vehicles across passenger automotive, bus, truck, and delivery vehicles. Today, we are building composite bodies for buses and delivery vehicles, components for multiple passenger automotive platforms under technology development and pilot production agreements, and while continuing to make the investments needed to build out our team, technology and infrastructure required to drive new innovations and capitalize on the accelerating EV and light weighting trends.”

“While it’s still a bit early to speculate on the ultimate impact the new U.S. administration will have on renewables, based on early actions and stated intentions, we view the long-term outlook under a Biden administration as very supportive and beneficial to renewables and therefore our business. On a global basis, Europe plans to cut emissions faster, 55% by 2030 compared to 1990 levels, and more countries are establishing net-zero emissions targets, such as China (2060), Japan, South Korea and Canada (all 2050). We expect policy tailwinds and economics to promote significant opportunities in both wind and transportation.

“Our success in 2020 was a result of the ability of our nearly 15,000 associates to navigate the COVID-19 pandemic with courage, purpose and efficiency. We are still closely monitoring the COVID-19 pandemic but have successfully dealt with resurgences across all regions in which we operate and will remain vigilant until we are through the pandemic. As of today, we continue to operate all of our plants at normal capacities.”

Fourth Quarter 2020 Financial Results

Net sales for the three months ended December 31, 2020 increased by $43.5 million or 10.3% to $465.6 million compared to $422.1 million in the same period in 2019. Net sales of wind blades increased by $47.7 million or 12.0% to $445.5 million for the three months ended December 31, 2020 as compared to $397.8 million in the same period in 2019. The increase was primarily driven by a higher average sales price due to the mix of wind blade models produced during the three months ended December 31, 2020 as compared to the same period in 2019, and a 4% increase in the number of wind blades produced during the three months ended December 31, 2020 as compared to the same period in 2019 as a result of increased production at our Mexico, India and Iowa facilities. The fluctuating U.S. dollar against the Euro in our Turkey operations and the Chinese Renminbi in our China operations had a favorable impact of 1.2% on consolidated net sales for the three months ended December 31, 2020 as compared to the same period in 2019. Although our net sales increased for the three months ended December 31, 2020 compared to the same period in 2019, we estimate that our net sales were adversely impacted by approximately $6 million, based on several wind blade sets, which we had forecasted to produce in the period under non-cancellable purchase orders associated with our long-term contracts but were unable to do so as a result of the COVID-19 pandemic.

Total cost of goods sold for the three months ended December 31, 2020 was $433.3 million and included $6.0 million of costs related to lines in startup and $7.1 million of costs related to lines in transition during the quarter. This compares to total cost of goods sold for the three months ended December 31, 2019 of $391.3 million and included $4.6 million of costs related to lines in startup and $0.2 million of costs related to lines in transition during the quarter. Total cost of goods sold as a percentage of net sales remained relatively consistent during the three months ended December 31, 2020 as compared to the same period in 2019, driven primarily by the decrease in direct labor, direct materials and the impact of savings in raw material costs, offset by the increase in startup and transition costs. The fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso did not have an impact on consolidated cost of goods sold for the three months ended December 31, 2020 as compared to the same period in 2019.

General and administrative expenses for the three months ended December 31, 2020 totaled $7.8 million, or 1.7% of net sales, compared to $12.1 million, or 2.9% of net sales, for the same period in 2019. The decrease as a percentage of net sales was primarily driven by lower travel and training costs due to the COVID-19 pandemic.

Income taxes reflected a provision of $9.3 million for the three months ended December 31, 2020 as compared to a provision of $8.4 million for the same period in 2019.

Net income for the three months ended December 31, 2020 was $5.2 million as compared to a net loss of $0.9 million in the same period in 2019. The increase in the net income was primarily due to the reasons set forth above. In addition, we estimate that our net income during the three months ended December 31, 2020 was adversely impacted by approximately $2 million, net of taxes based upon the forecasted gross margin on the wind blade sets we had forecasted to produce in the period under non-cancellable purchase orders associated with our long-term contracts but were unable to do so as a result of the COVID-19 pandemic. In addition, during the period we incurred $3 million, net of taxes, of COVID-19 related costs associated with the health and safety of our associates and non-productive labor. The diluted net income per share was $0.14 for the three months ended December 31, 2020, compared to a diluted net loss per share of $0.02 for the three months ended December 31, 2019.

Adjusted EBITDA for the three months ended December 31, 2020 increased to $40.8 million compared to $32.0 million during the same period in 2019. Adjusted EBITDA margin increased to 8.8% compared to 7.6% during the same period in 2019. We estimate that our Adjusted EBITDA was adversely impacted for the three months ended December 31, 2020 by approximately $5 million, based upon the forecasted Adjusted EBITDA margin on the forecasted wind blade sets which we were to produce in those periods but were unable to do so as a result of the COVID-19 pandemic and COVID-19 related costs associated with the health and safety of our associates and non-productive labor.

Capital expenditures were $12.2 million for the three months ended December 31, 2020 compared to $15.3 million during the same period in 2019. Our capital expenditures have primarily related to machinery and equipment at our new facilities and expansion and improvements at our existing facilities.

We ended the quarter with $129.9 million of cash and cash equivalents, and net debt was $88.1 million as compared to $71.8 million at December 31, 2019. We provided $3.7 million of cash from operating activities and had negative free cash flow of $8.5 million during the three months ended December 31, 2020.

2021 Guidance

For the full year ending December 31, 2021, we expect:

Guidance	Full Year 2021
Net Sales	$1.75 billion to $1.85 billion
Adjusted EBITDA	$110 million to $135 million
Dedicated Manufacturing Lines	50
Utilization %	80% to 85%
Wind Blade Set Capacity	4,090
Average Selling Price per Blade	$160,000 to $165,000
Non-Blade Sales	$100 million to $125 million
Capital Expenditures	$55 million to $65 million
Startup Costs	$8 million to $11 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, February 25th at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-300-8521, or for international callers, 1-412-317-6026. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 10152307. The replay will be available until March 4, 2021. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses from the sale of assets and asset impairments and any restructuring costs. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019

Net sales	$465,571	$422,113	$1,670,137	$1,436,500
Cost of sales	420,249	386,484	1,561,432	1,290,619
Startup and transition costs	13,076	4,827	44,606	68,033
Total cost of goods sold	433,325	391,311	1,606,038	1,358,652
Gross profit	32,246	30,802	64,099	77,848
General and administrative expenses	7,850	12,115	33,496	39,916
Loss on sale of assets and asset impairments	2,230	7,556	7,748	18,117
Restructuring charges, net	3,746	202	4,089	3,927
Income from operations	18,420	10,929	18,766	15,888
Other income (expense):
Interest income	47	32	102	157
Interest expense	(3,037)	(1,776)	(10,501)	(8,179)
Foreign currency loss, net	(1,891)	(3,057)	(19,986)	(4,107)
Miscellaneous income	983	1,413	3,876	3,648
Total other expense	(3,898)	(3,388)	(26,509)	(8,481)
Income (loss) before income taxes	14,522	7,541	(7,743)	7,407
Income tax provision	(9,338)	(8,402)	(11,284)	(23,115)
Net income (loss)	$5,184	$(861)	$(19,027)	$(15,708)

Weighted-average common shares outstanding:
Basic	36,062	35,174	35,532	35,062
Diluted	38,100	35,174	35,532	35,062

Net income (loss) per common share:
Basic	$0.14	$(0.02)	$(0.54)	$(0.45)
Diluted	$0.14	$(0.02)	$(0.54)	$(0.45)

Non-GAAP Measures (unaudited):
EBITDA	$30,504	$20,133	$52,323	$54,009
Adjusted EBITDA	$40,776	$32,025	$94,498	$85,841

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	December 31,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$129,857	$70,282
Restricted cash	339	992
Accounts receivable	132,768	184,012
Contract assets	216,928	166,515
Prepaid expenses	29,507	10,047
Other current assets	27,921	29,843
Inventories	10,839	6,731
Total current assets	548,159	468,422
Noncurrent assets:
Property, plant, and equipment, net	209,001	205,007
Operating lease right of use assets	158,827	122,351
Other noncurrent assets	40,270	30,897
Total assets	$956,257	$826,677

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$295,992	$293,104
Accrued warranty	50,852	47,639
Current maturities of long-term debt	32,551	13,501
Current operating lease liabilities	26,099	16,629
Contract liabilities	614	3,008
Total current liabilities	406,108	373,881
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	184,316	127,888
Noncurrent operating lease liabilities	155,925	113,883
Other noncurrent liabilities	8,873	5,975
Total liabilities	755,222	621,627
Total stockholders' equity	201,035	205,050
Total liabilities and stockholders' equity	$956,257	$826,677

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$3,705	$(5,651)	$37,570	$57,084
Net cash used in investing activities	(12,238)	(15,316)	(65,666)	(75,510)
Net cash provided by (used in) financing activities	(13,815)	(1,388)	88,612	970
Impact of foreign exchange rates on cash,cash equivalents and restricted cash	1,135	(56)	(2,069)	(171)
Cash, cash equivalents and restricted cash, beginning of period	151,409	94,160	71,749	89,376
Cash, cash equivalents and restricted cash, end of period	$130,196	$71,749	$130,196	$71,749

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$5,184	$(861)	$(19,027)	$(15,708)
Adjustments:
Depreciation and amortization	12,992	10,848	49,667	38,580
Interest expense (net of interest income)	2,990	1,744	10,399	8,022
Income tax provision	9,338	8,402	11,284	23,115
EBITDA	30,504	20,133	52,323	54,009
Share-based compensation expense	2,405	1,077	10,352	5,681
Foreign currency loss, net	1,891	3,057	19,986	4,107
Loss on sale of assets and asset impairments	2,230	7,556	7,748	18,117
Restructuring charges, net	3,746	202	4,089	3,927
Adjusted EBITDA	$40,776	$32,025	$94,498	$85,841

Free cash flow is reconciled as follows:	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$3,705	$(5,651)	$37,570	$57,084
Capital expenditures	(12,238)	(15,316)	(65,666)	(74,408)
Free cash flow	$(8,533)	$(20,967)	$(28,096)	$(17,324)

Net debt is reconciled as follows:	December 31,
(in thousands)	2020	2019
Cash and cash equivalents	$129,857	$70,282
Less total debt, net of debt issuance costs	(216,867)	(141,389)
Less debt issuance costs	(1,051)	(672)
Net debt	$(88,061)	$(71,779)

A reconciliation of the low end and high end ranges of projected net income to projected EBITDA and projected adjusted EBITDA for the full year 2021 is as follows:			2021 Guidance Range (1)
(in thousands)			Low End	High End
Projected net income			$13,000	$22,000
Adjustments:
Projected depreciation and amortization			48,000	52,000
Projected interest expense (net of interest income)			12,000	14,000
Projected income tax provision			15,000	19,000
Projected EBITDA			88,000	107,000
Projected share-based compensation expense			7,000	9,000
Projected restructuring charges			9,000	11,000
Projected loss on sale of assets and asset impairments			6,000	8,000
Projected Adjusted EBITDA			$110,000	$135,000

(1) All figures presented are projected estimates for the full year ending December 31, 2021.